Exhibit 99.2

Gaming and Leisure Properties Announces Pricing of $400,000,000 of

3.350% Senior Notes Due 2024 and $700,000,000 of 4.000% Senior Notes Due 2030

WYOMISSING, Pa., August 15, 2019 (GLOBE NEWSWIRE) – Gaming and Leisure Properties, Inc. (the “Company” or “GLPI”) (NASDAQ: GLPI) today announced the pricing of its previously announced public offering of Notes (as defined below), to be issued by its operating partnership, GLP Capital, L.P. (the “Operating Partnership”), and GLP Financing II, Inc., a wholly owned subsidiary of the Operating Partnership (together with the Operating Partnership, the “Issuers”). The Notes will be issued in two tranches, the first of which will be due 2024 (the “2024 Notes”) and the second of which will be due 2030 (the “2030 Notes” and, together with the 2024 Notes, the “Notes”). The 2024 Notes priced with a coupon of 3.350% and the 2030 Notes priced with a coupon of 4.000%. The Notes will be senior unsecured obligations of the Issuers, guaranteed by the Company.

The estimated net proceeds from the offering are expected to be approximately $1,087.9 million. The Issuers intend to use (i) approximately $340.0 million of the net proceeds to repay outstanding borrowings under the Operating Partnership’s revolving credit facility, excluding any accrued and unpaid interest thereon, (ii) approximately $236.0 million of the net proceeds to repay outstanding borrowings under the Operating Partnership’s Term Loan A-1 facility, excluding any accrued and unpaid interest thereon, and (iii) approximately $512.0 million of the net proceeds to finance a cash tender offer (the “Tender Offer”) to purchase up to $500.0 million aggregate principal amount of the Issuers’ outstanding 4.875% senior unsecured notes due November 1, 2020 (the “2020 Notes”). To the extent less than $500.0 million of the 2020 Notes are tendered in the Tender Offer and there are any remaining net proceeds, the Issuers will use such remaining net proceeds for general corporate purposes or to pay down additional borrowings under the Term Loan A-1 facility. The offering is expected to close on August 29, 2019, subject to certain closing conditions.

The offering will be made under an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) and only by means of a prospectus and prospectus supplement. The preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available by visiting the EDGAR database on the SEC’s website at www.sec.gov.

Wells Fargo Securities, LLC, BofA Securities, Inc., Fifth Third Securities, Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., Citizens Capital Markets, Inc., Credit Agricole Securities (USA) Inc., M&T Securities, Inc. and SunTrust Robinson Humphrey, Inc. are serving as joint book-running managers for the offering. A copy of the preliminary prospectus supplement, final prospectus supplement (when available) and the accompanying prospectus relating to the offering of the Notes may be obtained by contacting: Wells Fargo Securities, LLC at 1-800-645-3751, BofA Securities, Inc. at 1-800-294-1322, Fifth Third Securities, Inc. at 1-866-531-5353, or J.P. Morgan Securities LLC, collect at 1-212-834-4533.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer or sale will be made only by means of the prospectus supplement and prospectus forming part of the effective registration statement relating to these securities.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a REIT for U.S. federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT in North America.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the proposed public offering and the Issuers’ intended use of proceeds therefrom. Forward looking statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing acquisitions or projects; GLPI’s ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; the impact of our substantial indebtedness on our future operations; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, and Current Reports on Form 8-K as filed with the SEC. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Investor Relations – Gaming and Leisure Properties, Inc.

Steven T. Snyder

T: 610/378-8215

Email: investorinquiries@glpropinc.com

Joseph Jaffoni, Richard Land, James Leahy at JCIR

T: 212/835-8500

Email: glpi@jcir.com